UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 29, 2019 (April 23, 2019)

Wize Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52545	88-0445167
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Hanagar Street, Hod Hasharon, Israel	4527708
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  +(972) 72-260-0536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

The information provided in response to Item 5.02 of this report is incorporated by reference into this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2019, the board of directors (the “Board”) of Wize Pharma, Inc. (the “Company”) appointed Mark Sieczkarek as the Company’s Chairman of the Board (the “Chairman Appointment”). Mr. Sieczkarek has served as Chief Executive Officer of Fe3 Medical Inc. since 2015 and as a director of Orange Twist LLC since 2018.

From 2015 through 2018, Mr. Sieczkarek served as Chairman and Chief Executive Officer of NovaBay Pharmaceuticals, Inc., and continues to serve on its board. He has served as Chief Executive Officer and Chairman of Solta Medical, Inc. from 2006 until its acquisition by Valeant Pharmaceuticals International, Inc. in 2014. From 2006 to 2014, Mr. Sieczkarek served as Chairman and Chief Executive Officer of Conceptus, Inc. prior to its acquisition by Bayer Pharmaceuticals. From 1995 to 2003, Mr. Sieczkarek held multiple roles of increasing responsibility at Bausch & Lomb. He has also held senior executive level positions with KOS Pharmaceuticals, various subsidiaries of Bristol Myers-Squibb, and Sanofi Diagnostics Pasteur. Mr. Sieczkarek earned an MBA in Finance from Canisius College in Buffalo, New York and a BS in Accounting from the State University of New York at Buffalo.

In connection with Mr. Sieczkarek’s appointment, the Company and Mr. Sieczkarek entered into a Chairman Agreement (the “Chairman Agreement”) whereby Mr. Sieczkarek shall receive 202,399 restricted stock units and options to purchase 102,222 shares of the Company’s common stock at an exercise price of $2.00 per share (the “Chairman Awards”). The Chairman Awards shall vest 1/8 on the effective date of the Chairman Agreement and subsequently in seven equal quarterly installments commencing July 1, 2019. The Chairman Agreement has an initial term of two years (the “Term”) and provides that in the event of a change of control (as defined in the Chairman Agreement) the Chairman Awards shall automatically vest in full as of that date. The Chairman Agreement also contains standard representations and warranties regarding confidential information, non-competition and non-solicitation. The foregoing is merely a summary of the terms and conditions set forth in the Chairman Agreement, and is qualified in its entirety by reference to the Chairman Agreement which is attached hereto as Exhibit 10.1.

As a result of and in connection with the Chairman Appointment, Noam Danenberg (“Mr. Danenberg”), the current Chairman of the Board, resigned from the Board and as Chairman and was named Chief Executive Officer. Mr. Danenberg’s resignation was not due in any way to any dispute with the Company and only due to the appointment of Mr. Sieczarek. Since November 7, 2018, Mr. Danenberg served as the Chairman of the Board, and previously served as the Company’s Chief Operating Officer from 2017 to 2018. He has served as a strategic advisor to Wize Pharma Ltd. (“Wize Israel”), the Company’s wholly owned subsidiary, since April 2015. Mr. Danenberg co-founded Panmed Inc. in January 2014, a company in the field of repositioning drugs activities. Since 2000, Mr. Danenberg has provided private investment consulting services to numerous private and public companies through his wholly owned company, N. Danenberg Holding (2000) Ltd. From May 2014 to January 2015, Mr. Danenberg served as a director of Go.D.M. Investments Ltd. (TASE: GODM). From 2000 to 2012, Mr. Danenberg served as an investment advisor at International Software Consulting Limited and from 2004 to 2008 he served as the Chairman and CEO of Fitracks Inc. From 2006 to 2012, he also served as the Chairman of the Board of Hawk Medical Technologies Ltd. Mr. Danenberg holds a B.B.A. in Computer Science from the European University in Antwerp, Belgium and an M.B.A. from the Boston University Brussels Graduate Center.

As a result of and in connection with the Chairman Appointment, Or Eisenberg, the Company’s Chief Financial Officer and Acting Chief Executive Officer, resigned from his position as Acting Chief Executive Officer. Mr. Eisenberg’s resignation was not due in any way to any dispute with the Company and he remains Chief Financial Officer of the Company.

Item 8.01. Other Events

On April 23, 2019, the Company issued a press release announcing the Chairman Appointment. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Chairman Agreement between the Company and Mark Sieczkarek dated as of April 23, 2019
99.1	Press Release dated as of April 23, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wize Pharma, Inc.

Date: April 29, 2019	By:	/s/ Or Eisenberg
		Name:	Or Eisenberg
		Title:	Chief Finanncial Officer

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